CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of Au Bon Pain Co., Inc. on Form S-8 (File Nos. 33-01668, 33-46682, 33-46683, and 33-96510) and Form S-3 (File No. 33-82292) of our report dated February 17, 1999, except for Notes 5 and 8, as to which the date is March 25, 1999, Note 17, as to which the date is March 4, 1999 and on our audits of the consolidated financial statements and financial statement schedules of Au Bon Pain Co., Inc. as of December 26, 1998 and December 27, 1997, and for each of the three years in the period ended December 26, 1998, which report is included in this Annual Report on Form 10-K.


                                                  /s/ PRICEWATERHOUSECOOPERS LLP
                                                  PricewaterhouseCoopers LLP


Boston, Massachusetts
March 26, 1999